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                                                                     EXHIBIT 11B

                        GATX CORPORATION AND SUBSIDIARIES

               COMPUTATION OF DILUTED NET INCOME (LOSS) PER SHARE

                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                      YEAR ENDED DECEMBER 31
                                                      -----------------------------------------------------
                                                       1999       1998       1997        1996       1995
                                                      --------   --------   --------    --------   --------
Average number of shares used to compute basic
    net income (loss) per share                           49.3       49.2       45.1        40.4       40.0
Shares issuable upon assumed exercise of stock
    options, reduced by the number of
    shares which could have been purchased with
    the proceeds from exercise of such options              .9        1.1          *          .6         .7
Common stock issuable upon assumed conversion
    of preferred stock                                      .1         .1          *         7.9        8.0
                                                      --------   --------   --------    --------   --------

Total                                                     50.3       50.4       45.1        48.9       48.7

Net income (loss) as adjusted per basic computation   $  151.2   $  131.8   $  (57.6)   $   89.5   $   87.6
Add - Dividends paid on preferred stock                     .1         .1          *        13.2       13.2
                                                      --------   --------   --------    --------   --------

Net income (loss), as adjusted                        $  151.3   $  131.9   $  (57.6)   $  102.7   $  100.8
                                                      ========   ========   ========    ========   ========

Diluted net income (loss) per share                   $   3.01   $   2.62   $  (1.28)   $   2.10   $   2.07
                                                      ========   ========   ========    ========   ========

* Exercise of options and conversion of preferred stock is excluded from computation of diluted loss per share because of antidilutive effects.



Additional diluted computation (1)
    Average number of shares used to compute basic
       net income (loss) per share                                              45.1
    Common stock issuable upon assumed conversion
       of preferred stock, and stock option exercises                            4.6
                                                                              ------
                                                                                49.7
                                                                              ======
Net (loss) as adjusted per basic computation                                  $(57.6)
Add - Dividends paid on preferred stock                                          6.7
                                                                              ------
                                                                              $(50.9)
                                                                              ======

Diluted net (loss) per share                                                  $(1.02)
                                                                              ======

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.


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